Exhibit 99: Peoples Financial Corporation Press Release Dated July 6, 2004

FOR IMMEDIATE RELEASE
For more information, contact:
M.O. Lawrence, III
228-435-8208
investorrelations@thepeoples.com

PEOPLES FINANCIAL CORPORATION NET INCOME JUMPS 44%

BILOXI, MS (July 6, 2004)—Peoples Financial Corporation (NASDAQ Small Cap: PFBX), parent of The Peoples Bank, reported net income of $3,058,000 for the first half of 2004, an increase of 44% over the same period in 2003.

For the second quarter of 2004, earnings totaled $1,986,551, an 83% increase over the same period in 2003.

The increase in 2004 earnings was partially attributable to a one-time gain of $761,000, net of taxes, from the sale of real estate. Exclusive of the one-time gain, earnings were $2,297,000 for the six months, 8.0% higher than net income of $2,126,000 in the first half of 2003.

Earnings per share for the first half of 2004 rose 44% to $.55, compared to $.38 per share the year before. Earnings per share figures are based on weighted average shares outstanding of 5,556,954 and 5,566,880 on June 30, 2004 and June 30, 2003, respectively. Exclusive of the one-time gain, earnings per share for the first six months 2004 totaled $.41 per share.

“Our loan volume continued to increase in the last quarter, indicating that our local economy is maintaining its upward trend,” said Chevis C. Swetman, chairman and CEO of the holding company and the bank. “We are positioning our bank to accommodate accelerated growth ahead with construction of two new branches, and we recently announced another increase in our semi-annual dividend to shareholders,” added Swetman.

The board of directors increased the semi-annual dividend June 28, 2004, from $.15 a share to $.17 a share. Groundbreaking for the bank’s new Cedar Lake branch is scheduled July 8.

Founded in 1896 with $582 million in assets as of June 30, 2004, The Peoples Bank operates 15 full-service branches and 37 ATMs along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Small Cap Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

2 - YEAR FINANCIAL HIGHLIGHTS
(In Thousands, Except Per Share Amounts)
(Unaudited)

Earnings (1)
Six Months Ended June 30,	2004	2003	Change
Net Income	$3,058	$2,126	44%
Net Income Per Share	$0.55	$0.38	44%

Financial Condition
June 30,	2004	2003	Change
Total Assets	$582,269	$585,410
Loans - Net of Unearned Discounts	$317,280	$294,928	8%
Investment Securities	$195,995	$219,323	-10%
Total Deposits	$396,578	$390,230	2%
Shareholders’ Equity	$82,521	$83,651
Book Value Per Share	$14.85	$15.04	-1%

Selected Ratios

Return on average shareholders’ equity	7.37%	5.14%
Return on average total assets	1.04%	0.74%
Primary capital to average assets	15.23%	15.69%
Allowance for loan losses as a % of
loans, net of unearned discount	2.09%	2.19%

1)	Based on weighted average shares outstanding of 5,556,954 and 5,566,880 at June 30, 2004 and 2003, respectively.